PARTICIPANTS

Corporate Participants

Aimee Gordon – Head-Investor relations
Derek Dunaway – President & CEO
Michael Bielonko – Chief Financial Officer

Other Participants

Paul Johnson – Managing Member, Nicusa Capital Partners LP
James P. McIlree – Managing Director, Dominick & Dominick LLC
Jonathan Booth – CEO, Booth-Laird Enterprises, LLC

MANAGEMENT DISCUSSION SECTION

Operator:  Good morning, and welcome to the Cyalume Technologies 2011 Third Quarter Earnings Conference Call. Today’s call is being recorded for replay purposes, and will be available on the company’s website in addition to a transcript of the call. Your lines are being placed on listen-only mode until the question-and-answer segment of today’s call.

I would now like to turn the conference over to Aimee Gordon, Investor Relations for Cyalume. You may begin.

Aimee Gordon, Head-Investor relations

Thanks, Latoya. Today on the call will be Derek Dunaway, President and CEO and Mike Bielonko, Chief Financial Officer. Please note that our SEC filings and news releases are available on the Investor Relations portion of our website.

Except for certain historical information, today’s comments include forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements. We refer you to our most recent Form 10-Q and our annual report in the Form 10-K for further information on forward-looking statements.

Cyalume makes these statements as of November 15, 2011 and disclaims any obligations to update them. Throughout this call, we may discuss both GAAP and non-GAAP financial measures. These non-GAAP measures are not intended to be considered in isolation from, as a substitute for, or superior to our GAAP results.

We encourage investors to consider all measures before making an investment decision. All comparisons made in the course of this call are against the same period in the prior year unless stated otherwise.

I will now turn the call over to Derek Dunaway.

Derek Dunaway, President & CEO

Thank you, Aimee. Thank you all for joining us on today’s call. So let’s just jump in. During the third quarter, we continue to see very low order rate from the DLA, which is the main driver in our shortfall from the 2010 performance. The third quarter of 2010 did produce the largest order flow in the company’s history, which certainly serves to further magnify this disparity in revenue.

While the revenues were low and well below historic levels, sales have been in line with the expectations we’ve had due to the general fluctuations and reductions we’ve seen from the government in stock piling and in inventory usage. We do expect to see this trend continue in the fourth quarter as the level of budget and spending uncertainty remains and the government continues to operate on a continuing resolution.

For the third quarter, we recognized $8.6 million in revenue, compared with $11.5 million in 2010. Year-to-date revenues totaled $26.4 million versus $29.8 million for 2010. Adjusted EBITDA was $1.6 million and for the nine months ended September 30, adjusted EBITDA was $5.9 million.

On September 1, Cyalume closed the previously announced acquisition of JFC Technologies. As a result, the pro forma revenues, EBITDA and fully diluted EPS for the nine months ending September 30 would be $31.366 million and $0.14 respectively.

Let’s proceed to the – with the revenue breakdown by business sector starting with the military chemical light sales. Total military chemical light sales for the quarter were $4.6 million compared to $8.4 million in the third quarter 2010. This unit sales were comprised of $2.5 million for the U.S. market and $2.2 million for international sales. Year-to-date sales for total military chemical light segment were $15.8 million, of which $7.5 million came from the U.S and $8.3 million from international.

As we anticipated, sales for this segment, for the U.S. portion of the segment have been depressed due to the broader government budgetary restrictions and the drawdown of inventory balances. However, we do continue to receive feedback that our products are being consumed in the same manner and reoccurrence that they have been historically. As we recognized the changes in military presence and soldier deployment, we are adapting our sales strategy with more focus on better integrating the use of our products into training applications. Our sales force is emphasizing direct end-user product education and testing in an effort to be proactive in the challenging environment.

European Military sales have been exceptionally strong and during the quarter we announced a three-year contract renewal for supplying the German Federal Office of Defense & Technology Procurement. Additionally, we received three separate contract extensions with NAMSA, NATO Maintenance and Supply Agency, in which we’ll continue to supply over 150 different chemical light products to the NATO member countries.

The reflective business has increased significantly over the year ago period with sales $1.1 million for the quarter and $3.1 million year-to-date compared to $160,000 for the third quarter of 2010 and $1.9 million for the nine month period in 2010. We continue to win the IRs flag solicitations, but we still have no further clarity on the possibility of the DLA issuing an IDIQ contract to these items. We do continue to pursue several opportunities among NATO countries for these products as well.

The commercial and public safety segment has been performing well, particularly in the European market where we’ve established our products as necessary alternatives to traditional marketing methods in the transit maintenance market. Net sales for the quarter in this segment were $1 million for the quarter and $2.6 million for the year-to-date period versus a year ago, sales were $700,000 and $2.3 million respectively.

We’re continuing to heighten our focus on the law enforcement market here, which we expect will help us diversify our customer base and further grow revenues by educating end users of the benefits of our products. We believe the law enforcement market can find great tactical advantage to using our legacy chemi products as well as the new products that we’ve recently launched. We’re working directly with various agencies on enhancing their tactical and training methods by using Cyalume products.

The ammunition segment does continue to excite us as we identify new opportunities in which our chemiluminescent payloads can offer added benefits for training and marketing applications. Sales for the quarter were $1.4 million versus $2.3 million in 2010 and the year-to-date revenues are $4.2 million compared to $5.8 million in 2010.

During the quarter, we successfully completed the first article test for the M1110, which is the 40 mm low velocity round, which we’re collaborating with Rheinmetall. We began low rate initial production of 130,000 units in September, which was completed in the fourth quarter. Our partner is currently in negotiations with the Marines in order to finalize a contract for that item.

The broader launch of the ChemiTracer product continues to be delayed due to the production and packaging issues experienced by our partner. As a result, we saw very limited sales in the third quarter and do not expect to see substantial marketing push for this product until the first quarter of next year.

Also within ammunition, we recently announced a new strategic partnership with Nammo Talley, division of the Nammo Group, which is a Nordic defense and aerospace group specializing in design and production of ammunition products, shoulder-launched munition systems, missiles, space propulsion systems and demil services. This relationship allowed Cyalume to gain entry into a rapidly growing segment of the ammunition market with an internationally recognized defense ground.

The highlight of the quarter was our acquisition of the specialty chemical manufacturer that is now known as Cyalume Specialty Products. We’re very pleased to have this addition to our team and we continue to confirm our expectations that the synergies will significantly enhance our performance and the strategic advances in the future.

CSP’s total revenue for the month of September following the close of the acquisition on September 1, were $0.5 million with EBITDA of about $130,000. We commenced the migration of our chemical purchases by Cyalume to the subsidiary and we have also started exploring opportunities for selling chemical light materials to non-military chemiluminescent manufacturers.

Following the close of the third quarter, I’m proud to say that we had a very successful presence at the AUSA Annual Meeting and Exposition, where we successful launched three new product lines, the CyPad, CyBurst and idIRt to fairly wider client. In addition to focusing on the military market for these products, we’re encouraging great – we’re experiencing great interest from the law enforcement agencies for these product capabilities as well.

I am very optimistic about our growth products now as we continue to expand our product and customer portfolio by establishing relationships with leading players in the training ammunition market. We’re forging ahead with great success and this market provides the most compelling growth opportunities, particularly as we identify new rounds and devices in which our technology will prove useful.

Law enforcement market proves to be a lucrative focus as it is an open and broad market with domestic and international demand for Cyalume products. The ability to cross-sell into this market by leveraging products that were originally conceived for the military is providing a significant opportunity. It will help us balance the ebbs and flows that are caused by the military market.

Now, I’m going to turn the call over to Mike for a discussion of our financial results, after which we’ll take some questions.

Michael Bielonko, Chief Financial Officer

Thanks, Derek. With revenues dropping by about $3 million from approximately $11.6 million in the prior year to $8.6 million for the third quarter this year, our gross profit decreased by approximately $2.1 million from the prior year. Gross margin was 46.1%, down from a gross margin of 52.6% in the prior year. Decrease in the number of units sold predominantly accounts for both the drop in revenues and gross profit. Gross profit and gross margin were also adversely impacted by changes in product sales mix and the under-absorption of fixed overhead expenses. These were only partially offset by sales price increases over the prior year, while cost increases in labor and raw materials compared to the prior year were negligible.

Sales and marketing expenses increased about $150,000 over the prior year, just under $1.1 million. This increase was due to higher payroll costs from hiring additional sales people.

General and administrative expenses also increased over the prior year by approximately $150,000. This increase was due to incurring approximately $300,000 of costs associated with the acquisition of the Specialty Chemical business. Absent these acquisition-related expenses, general and administrative expenses overall would have decreased by about $150,000 due to reductions in payroll and payroll-related costs.

Research and development expenses increased over the prior year by approximately $100,000 due to an increase in development activity.

Interest expense decreased due to lower debt balances resulting from monthly principal payments on our senior debt and from the conversion of approximately $3.4 million of subordinated debt and accrued interest into common shares.

Other income and expense net reflecting income of $232,000 compared to expense of $91,000 in the prior year was predominantly due to earning reimbursements of previously incurred product development costs. Such transactions did not occur in the prior year.

And then lastly, our taxes for the quarter resulted in a benefit of approximately $100,000 as compared to an expense of more than $900,000 in the prior year, which was due predominantly to the significant drop in our pre-tax earnings.

Turning now to the balance sheet and liquidity. Both accounts receivable and inventories were up over the December 31 amounts shown on the balance sheet in our Form 10-Q filed yesterday. In addition, both balances are up over those reported at June 30 for the prior quarter of this year. The addition of the specialty chemical business accounts for much of the increases.

In addition, regarding inventories, slower sales during the most recent quarter resulted in higher levels of inventory from lack of consumption. Purchase price for the specialty chemical business reflects consideration of $2.5 million of cash, $2.5 million of stock, plus $1.6 million of contingent consideration payable in the year 2014 if certain financial targets are achieved.

In addition as I mentioned earlier, we incurred approximately $300,000 of transaction-related expenses. And accounting for this transaction, we recorded just over $7.6 million of assets and just under $1.1 million of liabilities. As this was an asset purchase, total intangible assets and goodwill of approximately $4.1 million will be deductible over future periods for tax purposes.

During the third quarter, we paid down our senior debt by another $475,000 and have since made additional monthly payments of approximately $158,000 in both October and November. As of today, senior debt outstanding is approximately $12.7 million. Adding in the subordinated debt of $8.5 million leaves us with total debt outstanding of $21.2 million. Counting the subordinated debt that was converted to common shares in July, our total debt has declined by about $4 million since June 30.

Now at this point, I’d like to turn it back over to Derek. Thank you.

Derek Dunaway, President & CEO

Great. Thank you very much, Mike. At this point, I’d like to open the call up to questions.

QUESTION AND ANSWER SECTION

Operator:  Thank you. [Operator Instructions] Our first question is from John Bond of Nicusa Capital. Your line is open.

<Q – Paul Johnson – Nicusa Capital Partners LP>: Hi, this is Paul on the line with John. Derek, I just want to run through a couple of questions if I may.

<A – Derek Dunaway – Cyalume Technologies Holdings, Inc.>: Sure.

<Q – Paul Johnson – Nicusa Capital Partners LP>: As you look into the law enforcement market as a potential opportunity, what do you think are the most important products in your product line to take into that market?

<A – Derek Dunaway – Cyalume Technologies Holdings, Inc.>: The biggest interest we’ve seen from the law enforcement market is twofold. The idIRt product, which we recently re-launched at the AUSA conference, has gotten a lot of interest from the law enforcement market particularly from the SWAT organizations. So we see a lot of potential there. In fact, we’ve already started receiving a couple of orders earlier than we expected for that product. So I think that that’s one that represents good opportunity both domestically and internationally. We were demonstrating it at the Milipol conference a couple of weeks ago over in France and we also have received a lot of good feedback there.

The other products actually that we’re seeing a lot of interest and are just our traditional infrared ChemLight products, which have not have lot of exposure to the – to the law enforcement side of the world in the past and we’re receiving a fair amount of interest from those products which is certainly nice because they’re a established product and have very good margins for us. But those are actually probably the two product areas that we’re receiving most interest on the law enforcement front.

<Q – Paul Johnson – Nicusa Capital Partners LP>: Do you have to change sales and marketing focus to go after law enforcement or is this something that you’ve got some good inroads already. And it’s just a case of leveraging what you’ve done in the past?

<A – Derek Dunaway – Cyalume Technologies Holdings, Inc.>: It’s actually an area we’ve been trying to put more of a focus on – one of the salespeople we brought in, earlier in the year has been probably 75% of his time dedicated to this marketing. He has done a very good job of building demand there. We’ve also had to – going to change our distribution arrangements there just to – or identify new distribution relationships to develop there, because more of what we’ve been doing in the safety market was not geared towards the law enforcement side. So it has been a bit of an adaptation of our strategy which is – the nine months we’ve been executing on it is not that much time, but I think it is starting to bear fruit.

<Q – Paul Johnson – Nicusa Capital Partners LP>: Excellent. This specialty products, the Chem business you purchased, they did about a $0.5 million in the month of September, is that a reasonable monthly run rate?

<A – Derek Dunaway – Cyalume Technologies Holdings, Inc.>: It’s probably about a reasonable monthly run rate. I would call that a good month for them and I think their total revenue for the year is going to be around $5 million. It’s a non-audited number I will point out.

<Q – Paul Johnson – Nicusa Capital Partners LP>: Yeah the – so the $500,000 may be a little bit on the heavy side.

<A – Derek Dunaway – Cyalume Technologies Holdings, Inc.>: Yes.

<Q – Paul Johnson – Nicusa Capital Partners LP>: And we shouldn’t multiply that by 12?

<A – Derek Dunaway – Cyalume Technologies Holdings, Inc.>: Right. But – I do – their number for the year that we’ve seen is around $5 million – $5 million in EBITDA.

<Q – Paul Johnson – Nicusa Capital Partners LP>: All right. But there’s obviously, I guess, I’ll ask you in a different way, what percent of that revenues is you guys?

<A – Derek Dunaway – Cyalume Technologies Holdings, Inc.>: Very little to none.

<Q – Paul Johnson – Nicusa Capital Partners LP>: All right. And one of the benefits of having your own in – as I understand, as you’ve talked about in the past having your own in-house chemical factory, is you will be able to bring in some to all of your outside purchases into that factory?

<A – Derek Dunaway – Cyalume Technologies Holdings, Inc.>: That’s correct. And it’s going to take time. It’s not like just flipping a light switch. We’ve got some relationships with some of our other suppliers, but – and we need to ramp up some capabilities there, but yeah overtime and certainly by the middle to end of next year we expect to be pushing all of our business through that. And that represents depending on year-to-year between $2 million and $3 million worth of purchases that we’re doing overseas it will now put through that plant. And what’s nice is we still do not expect to see any real incremental marginal cost there. So the – there will be no additional overhead to absorb as a result of it.

<Q – Paul Johnson – Nicusa Capital Partners LP>: So, presumably your cost of materials is going to go down a bit?

<A – Derek Dunaway – Cyalume Technologies Holdings, Inc.>: Yes. Yes. We’ve estimated our over – the reality is the absolute cost of materials is probably going to be – of raw material is about the same, where most of the savings is seen is actually in freight, where we think we’ll save about $0.25 million a year versus buying the stuff we’re buying it today.

<Q – Paul Johnson – Nicusa Capital Partners LP>: And then I would assume also you get a little bit of working capital benefit because since you manufactured the plant, you have a better sense of capacity and availability, and you don’t necessarily have to worry about shipping from overseas?

<A – Derek Dunaway – Cyalume Technologies Holdings, Inc.>: Yes. Yes. We’ve estimated that we can save about $0.5 million in inventory and we’re working towards managing to that number.

<Q – Paul Johnson – Nicusa Capital Partners LP>: So you could say $250,000 in freight on an operating cost and potentially take out $500,000 in working capital needs over time?

<A – Derek Dunaway – Cyalume Technologies Holdings, Inc.>: That’s our target.

<Q – Paul Johnson – Nicusa Capital Partners LP>: And then, as I understand, also the specialty business is something you’re going to try to grow those products and demand for those products?

<A – Derek Dunaway – Cyalume Technologies Holdings, Inc.>: Yes. We’re actually quite excited about the opportunities that the specialty product business is seeing right now particularly in two main projects that they have. One is related to an active pharmaceutical ingredients that they manufacture and the other related to a product they manufactured that’s a part of the Joint Strike Fighter, where they have seen some ramp up in demand.

<Q – Paul Johnson – Nicusa Capital Partners LP>: And was this is a business that it’s going to benefit from your larger balance sheet, your larger distribution capability being a public company?

<A – Derek Dunaway – Cyalume Technologies Holdings, Inc.>: It will certainly benefit from that in the sense that it will certainly be viewed as a more stable business, more reliable business, safer business, I mean lot of what they – what CSP does is works with larger companies and certainly the backing of our balance sheet is going to be beneficial to them in that process.

<Q – Paul Johnson – Nicusa Capital Partners LP>: Okay. Perfect. Nammo Talley, what calibers of ammo are you guys going to focus on?

<A – Derek Dunaway – Cyalume Technologies Holdings, Inc.>: I can’t say specifically that we’re actually more because we’re not announcing specifically yet which product we’re focusing on but we’re working on a training product with them that’s currently in development and we’re hoping to be able to do some – start test firing by the second quarter of next year.

<Q – Paul Johnson – Nicusa Capital Partners LP>: And it’s the focus here going to be in international consumption?

<A – Derek Dunaway – Cyalume Technologies Holdings, Inc.>: U.S.

<Q – Paul Johnson – Nicusa Capital Partners LP>: This is also going to come back into the U.S.

<A – Derek Dunaway – Cyalume Technologies Holdings, Inc.>: This is a U.S. product. We’re working – Nammo Talley, the Nammo Group is based in Norway but there – they in a number of years ago acquired Talley which was U.S. ammunition manufacturer based in Mesa, Arizona and we’re working with the Mesa Group.

<Q – Paul Johnson – Nicusa Capital Partners LP>: Okay, perfect. Now I understand. One more time, I know USAA introduced the idIRt – you re-launched the idIRt and what were the other two products?

<A – Derek Dunaway – Cyalume Technologies Holdings, Inc.>: The other two products were a – product we’re calling CyBurst which is an illuminating grenade. So it’s a chemiluminescent device that has a delay mechanism in it which will provide a sharp flash of light or a longer-lasting infrared version. So that’s one of the products. The second product was the CyPad. This was another chemiluminescent device where the form factor was – is different rather than a plastic stick or shape or one of those, it was actually a pad, an adhesive pad very, very thin and we’re manufacturing – we’re making that in a visible, in infrared, in a thermal version. And quite frankly, the thermal version might have been what had the most interest as the Military is becoming more and more interest with thermal markers and thermal beacons.

<Q – Paul Johnson – Nicusa Capital Partners LP>: All right, perfect. When you’re looking at the U.S. Military demand for the core products historic ChemLight product, how do you get a handle on what they are ordering versus what they are consuming?

<A – Derek Dunaway – Cyalume Technologies Holdings, Inc.>: It’s very difficult. It’s one of our biggest challenge is trying to gain better, better insight into that, where we are trying to work more closely now with some of the training centers and training organizations, the Centers of Excellence as well as the different – the National Training Centre to try and gauge more clearly what the consumption is in those environments, but quite frankly they are very tight lipped with the information. We are not even able to gain insight into the actual inventory levels that the DLA is holding. So, we are flying a little bit blind though it is part of – probably our biggest focus right now is to try and do everything we can to get more insight into those – into some of those questions.

<Q – Paul Johnson – Nicusa Capital Partners LP>: At the same time, it’s that your effort to promote the product in NATO, Military sounds like it’s going very well?

<A – Derek Dunaway – Cyalume Technologies Holdings, Inc.>: The NATO side of the business has been going well. The UK ordering, the French or the German ordering have all stepped up this year, so that part of the business is continuing to go quite well. The big frustration obviously is the U.S. side though we do feel – anecdotally we are very involved with working with the troops, talking with the troops, our sales team is out there every day interacting and we certainly continue to hear that the consumption of the product is the same as it’s always been. Now, I’m having a little bit trouble believing that at this point, but we do feel that as inventories continue to dwindle, we need to see some sort of resurgence in that – in the order pattern.

<Q – Paul Johnson – Nicusa Capital Partners LP>: But suffice it to say, you don’t have a lot of visibility?

<A – Derek Dunaway – Cyalume Technologies Holdings, Inc.>: Unfortunately right now, we don’t have a lot of visibility.

<Q – Paul Johnson – Nicusa Capital Partners LP>: And it doesn’t sound like your customers are looking for ways to give you more visibility?

<A – Derek Dunaway – Cyalume Technologies Holdings, Inc.>: Right now they’re not. In fact, they’re probably looking for ways to give us less.

<Q – Paul Johnson – Nicusa Capital Partners LP>: Got to love of that. On the ammo business, you have pretty good quarter. I assume the sequential uptick was the low velocity activity?

<A – Derek Dunaway – Cyalume Technologies Holdings, Inc.>: Yes. The low velocity activity and then – again, we’ll see the low velocity in the fourth quarter. And hopefully as soon as we can get this new contract in place, we’ll be able to get that line up and fully running. But that’s definitely been the exciting activity on the low velocity side, a real validation in the – by the Marines at least of the desire to use this product for training purposes.

<Q – Paul Johnson – Nicusa Capital Partners LP>: And what has to happen until you get an actual order for say, 2012, 2013?

<A – Derek Dunaway – Cyalume Technologies Holdings, Inc.>: At this point, it’s just being negotiated between Rheinmetall is the prime on the contract and the Marines. So it’s really just going through the contracting – going through their contracting process. And unfortunately with the – with Military, that can take time, but we are pretty far along. As the products been approved and it’s gone through all the safety testing, so there is really reason other than bureaucratic reasons for it to be held up.

<Q – Paul Johnson – Nicusa Capital Partners LP>: Got it. European commercial continues to do well, what are the products there that’s driving that?

<A – Derek Dunaway – Cyalume Technologies Holdings, Inc.>: The biggest product in the European commercial business has been an application that we developed in the UK, which we’re now starting to attempt to replicate in some of the other countries where we are working with the rail service in the maintenance organizations. One of the big challenges that those maintenance organizations have is worksite safety and injuries to the workers there. So we’ve developed some protocols with them where they are using our ChemLights, and a variety of different ones from 15-inch ChemLights to LightShapes and we have actually designed some specific colors for specific applications for them, where they are using it to mark areas of the work zone, mark entry and exit from the work zone and using very, very specific colors.

What’s nice about the application is its creating consistent usage. The consumption dynamic of that application is they are going to use them every night that they are doing there – that they are in a work zone, which is almost every night. So it’s creating a nice recurrent use and consumption of the product. And we are trying to take these protocols and they’ve fortunately been – they have been kind enough to share with us some statistics where they have seen a real reduction in worksite injuries and different things like that. And we are taking that and trying to market that more broadly across Europe.

<Q – Paul Johnson – Nicusa Capital Partners LP>: Got it. And then on the reflective side, there is still no master contract, but it sounds like you’re getting plenty of orders for product?

<A – Derek Dunaway – Cyalume Technologies Holdings, Inc.>: We’ve continued to get the orders for products, so that’s been good, but, yeah, we are trying to work with PEO Soldier to get them to put a hardest spec in place and to put that contract out. It’s is a combination of working with PEO and the DLA to get that contract put out. And that’s – we will feel a lot more comfortable once that’s actually on contract rather than having to go after each of these individual solicitations.

<Q – Paul Johnson – Nicusa Capital Partners LP>: But it sounds like the international business is also an opportunity?

<A – Derek Dunaway – Cyalume Technologies Holdings, Inc.>: It is. In fact we are bidding on a couple of opportunities for that product internationally as well. And they really not purchased that product much in the past, so this is – it’s a hopefully good opportunity.

<Q – Paul Johnson – Nicusa Capital Partners LP>: So this will be new business in the reflective world?

<A – Derek Dunaway – Cyalume Technologies Holdings, Inc.>: Yes.

<Q – Paul Johnson – Nicusa Capital Partners LP>: And again, the application is primarily a friend and foe, right?

<A – Derek Dunaway – Cyalume Technologies Holdings, Inc.>: It is. I’ll caution to get [indiscernible] about because the utility there is a little different, in that they have difference – they have – their weapons are different than ours and they’re – all of our soldiers have a very powerful IR illuminator on their weapons, whereas the illuminators that the NATO forces for the most part have is not nearly as strong which causes the reflectivity of the item to be lower.

<Q – Paul Johnson – Nicusa Capital Partners LP>: Got it. Got it. So it’s slightly different application in that sense?

<A – Derek Dunaway – Cyalume Technologies Holdings, Inc.>: Exactly or probably a slightly different utility.

<Q – Paul Johnson – Nicusa Capital Partners LP>: Perfect. And then I think my last question would be on the ChemiTracer what sort has to happen?

<A – Derek Dunaway – Cyalume Technologies Holdings, Inc.>: We’re hoping that the full production will be up and running before the end of the year and we’ll be able to re-launch the product during the SHOT Show in 2012 which is in January. We launched it last year at the SHOT Show. It was very, very well received but just due to production challenges from our partner where they’ve had to revamp the packaging line mainly, we’ve had difficulty actually being able to produce enough quantity which has held us back from trying to market aggressively to some of the larger consumers, the Caballos, the Bass Pro Shops, the larger sellers of these products.

<Q – Paul Johnson – Nicusa Capital Partners LP>: And Thanksgiving is – God, it’s a shock, it’s next week, many of the years around the corner, so it sounds like you have some visibility that they’re actually maybe solve the problem?

<A – Derek Dunaway – Cyalume Technologies Holdings, Inc.>: Supposedly yes. What I’m being told is that it will be up and running but for – by the beginning of the year.

<Q – Paul Johnson – Nicusa Capital Partners LP>: And with the SHOT Show coming you would love to be back there promoting it ideally.

<A – Derek Dunaway – Cyalume Technologies Holdings, Inc.>: Yes. And we’ll be back there promoting it regardless, but we need to have the production quantity – the capabilities to deliver on the production quantity.

<Q – Paul Johnson – Nicusa Capital Partners LP>: Excellent. Thank you for answering all my questions.

<A – Derek Dunaway – Cyalume Technologies Holdings, Inc.>: Great. Thanks Paul. Always good to talk to you.

Operator:  Thank you. Our next question is from Jim McIlree of Dominick & Dominick. Your line is open.

<Q – James P. McIlree – Dominick & Dominick LLC>: Thank you. Good morning.

<A – Derek Dunaway – Cyalume Technologies Holdings, Inc.>: Good morning Jim.

<Q – James P. McIlree – Dominick & Dominick LLC>: To do some of these initiatives like working closer with the training centers or some of the European things, it sounds like you’re doing – it implies that SG&A and/or R&D goes up, is that correct? And if so, what kind of increases are you looking for?

<A – Derek Dunaway – Cyalume Technologies Holdings, Inc.>: Actually at this point I don’t think we’ll be looking at increases in SG&A going into next year. It’s a little bit of a redeployment of resources. The sales organization that we’ve got I think is actually quite well equipped to be able to reach into the – reach in more directly with the training centers and the training organization.

So, during the year we have brought in some, as you’ve seen, there has been some increase in our G&A during the year and that’s a result of bringing in some new resources on the military training side. So we brought in a new person in the U.K., who is dealing with that piece. We brought in a couple of new people here in the U.S. So I think the – when you invest in these people and you invest in these individuals, the return on it does take time. You can’t bring in a sales guy and hope that they’re going to turn around and deliver on something tomorrow. So, these guys have been going after these types of – this kind of redirected strategy over the last several months and I think we’re just starting to see some of it bear fruit and hopefully we’ll continue to see an impact to consumption and demand not just in the military side, but law enforcement side and the European side. But the initial investment in those people has actually already been made. So I don’t see it being a big increase, or I don’t see an increase in SG&A as a result at this point.

<Q – James P. McIlree – Dominick & Dominick LLC>: Okay, great. And can you help me understand the tax rate for the rest of this year and potentially what it is in 2012?

<A – Derek Dunaway – Cyalume Technologies Holdings, Inc.>: Certainly. Actually, I’m going to let Mike comment on that if that’s okay.

<A – Michael Bielonko – Cyalume Technologies Holdings, Inc.>: That’s a tough question. We have a lot of moving parts at this point in time and driven by a number of things, the repatriation of earnings. We count on taking cash back from our French subsidiary to help pay the debt and the other expenses here. We setup a reserve against foreign tax credits and now that we’re starting to utilize foreign tax credits, we’re starting to unwind that reserve. So we have a lot of moving parts. I think over time, our effective rate is going to come closer and closer to the statutory rate especially as we grow the business and complete the unwinding of some of these. But it’s pretty hard right now to kind of give you an active prediction. It really depends how the business does going forward.

<Q – James P. McIlree – Dominick & Dominick LLC>: Okay. And on public safety, what are you doing in terms of distribution or partners in order to more effectively address that market? I’m trying to figure out if you’re going after that market one-on-one or if you’re looking to partner with somebody or somebody is in order to more effectively address that market?

<A – Derek Dunaway – Cyalume Technologies Holdings, Inc.>: Sure. That market is a challenging and very fragmented market. So it’s really not a market that we feel equipped to go just direct into. But that being said, we need to have a focus and a commitment to it from a resource standpoint to be able to get out there and work with our partners. For example, there was a big SWAT Show this past weekend in Orlando where we had a presence, but at the same time worked closely with some of our partners and distributors there. We’re trying to expand our partnerships there working with some more of the tactical gear and training companies that are focused on that segment. So – and we have, as I mentioned a person who joined the firm this year who has got a large part of his time committed to focusing on that segment.

So the focus is, we do have somewhat of a semi-dedicated resource there, but the sales channel is through partnership with the companies that have just the broader reach into that marketplace, because it is so fragmented.

<Q – James P. McIlree – Dominick & Dominick LLC>: Right. Okay. And my last one. It seems like at least the results in the last three quarters, it seems like the DLA purchasing is kind of stable right here. Is that a fair enough assessment or is it – are you still seeing declines from them on a sequential basis, not year-over-year?

<A – Derek Dunaway – Cyalume Technologies Holdings, Inc.>: Yeah. I think right now it seems to have stabilized throughout the year at about this level. I guess my comment would be we’ve seen so much fluctuation throughout the different years. If you look at the performance and the order patterns from the DLA on an annual basis going back to say, 2004, 2005, it’s almost a random walk. If you look at the performance last year was much higher. The year prior to that it was pretty in line with this year. The year prior to that it was almost twice as high.

So, the DLA – in some ways, this is probably the lowest year that we’ve seen from them and I think it would be hard pressed to see anything go lower than that. I think that what we’ve seen in the past and what we’ve grown to understand is they’ll build inventories and deplete inventories and build inventories and deplete inventories. So, I think we are kind of at a steady state right now, but I’m not really sure what next year will bring. Now, we are operating on a continuing resolution now and with the Super Committees not able to come up with an answer to the budget woes, we will be looking at some pretty big defense cuts long-term, which certainly will probably create a very conservative spending approach across all the military services. So, right now it’s quite difficult to speculate on what all of those different pieces are going to mean going into next year.

<Q – James P. McIlree – Dominick & Dominick LLC>: Right. Okay. Thank you.

<A – Derek Dunaway – Cyalume Technologies Holdings, Inc.>: Sure.

Operator:  Thank you. [Operator Instructions] Our next question is from Jonathan Booth of Booth-Laird Capital. Your line is open.

<Q – Jonathan Booth – Booth-Laird Enterprises, LLC>: Hey, Derek.

<A – Derek Dunaway – Cyalume Technologies Holdings, Inc.>: Hey, Jon.

<Q – Jonathan Booth – Booth-Laird Enterprises, LLC>: Okay. I just had a few questions. First of all, can you quantify how much of AR and inventory at quarter end was from Cyalume specialty products?

<A – Michael Bielonko – Cyalume Technologies Holdings, Inc.>: The inventory for Cyalume specialty product is about $1.1 million and the accounts receivable, I think was about $0.5 million.

<Q – Jonathan Booth – Booth-Laird Enterprises, LLC>: Okay. You talked about the revenue decrease was partially offset by some price increases, were those price increases contractually driven or is that form new contracts, was it built in to old contracts, what’s driving that?

<A – Derek Dunaway – Cyalume Technologies Holdings, Inc.>: Sure. We have a couple of different pieces to that. The pricing agreement that we have with Rheinmetall on our 40 millimeter rounds, which did go up slightly this year and will go up again next year, is contractually driven by this manual increases as well as based on certain levels of demand and expectation. So those are contractual.

With the price increases with the DLA contract, there is no specific contractual obligation. The pricing is supposed to be tied to CPI, but then there is a bit of a negotiation. We’ve received price increases each year for those products. I don’t expect to see major price increase in the next year.

<Q – Jonathan Booth – Booth-Laird Enterprises, LLC>: Okay. And any of that from non – from commercial, any of the price increases from there?

<A – Derek Dunaway – Cyalume Technologies Holdings, Inc.>: No. Commercial is not really driving price increases. Those prices may remain relatively steady.

<Q – Jonathan Booth – Booth-Laird Enterprises, LLC>: Okay.

<A – Derek Dunaway – Cyalume Technologies Holdings, Inc.>: Lot of the commercial also, for example, this network rail project that I was referring to is – it’s such a – it’s a unique project and it’s kind of a negotiation – such a specific pricing that’s given for that product that it’s difficult to even look at it that way.

<Q – Jonathan Booth – Booth-Laird Enterprises, LLC>: Okay. I saw that you reduced your valuation allowance for foreign tax credits. So does that mean you expect to be more profitable abroad than you previously thought?

<A – Michael Bielonko – Cyalume Technologies Holdings, Inc.>: We have been and we continue to expect to be profitable at our French subsidiary. And we expect to continue utilizing those credits, yes.

<Q – Jonathan Booth – Booth-Laird Enterprises, LLC>: Okay. And what’s driving that? What do you think – obviously you had valuation on there for a reason before, what’s driving that expectation of increased profit?

<A – Michael Bielonko – Cyalume Technologies Holdings, Inc.>: Well, we put the valuation on several years ago when the acquisition of Cyalume took place by Vector. And at that time we became the public company. At that point we were not realizing the foreign tax credits. We were using NOLs. We still have little bit of NOLs left to utilize, but now we’re starting to get into utilization of foreign tax credits. So, as we go, forward we are beginning to reverse that reserve now that we’re demonstrating realized ability. So going into next year we will continue to use up our NOLs and either way it’s more of the foreign tax credits that we’ve accumulated.

<Q – Jonathan Booth – Booth-Laird Enterprises, LLC>: Okay. And my last question is I noticed that on the balance sheet this quarter, there is a contingent liability for the acquisition based on – I assume based on those targets that are built into the acquisition?

<A – Michael Bielonko – Cyalume Technologies Holdings, Inc.>: Yes, it’s correct.

<Q – Jonathan Booth – Booth-Laird Enterprises, LLC>: My understanding is that those targets were – those targets were fairly aggressive. So you think it’s more than – it’s probable that they’ll meet those targets?

<A – Michael Bielonko – Cyalume Technologies Holdings, Inc.>: Well, we developed a forecast based on a consensus internally and use that to provide their forecast to the valuation firm and if you look at the performance implied, it’s sort of in the middle of those target. So we were sort of hedging our bit. We believe that those targets are achievable, but at this point we’ve made the assumption that they’re not going be fully achievable.

<Q – Jonathan Booth – Booth-Laird Enterprises, LLC>: Okay, great. That’s all the questions that I had, I appreciate it.

<A – Derek Dunaway – Cyalume Technologies Holdings, Inc.>: Great. Thanks, John.

Operator:  Thank you. There are no further questions at this time. I’ll turn the call back over to the speakers for closing remarks.

Derek Dunaway, President & CEO

Great. Thank you. And thank you everybody for attending the call. Just a couple of closing comments. I feel that the use of our current and development stage products in training environments is receiving substantial attention from the military and from the law enforcement agencies. Our ability to create safe non-incendiary and non- pyrotechnic effects without the risk or cost of using explosives is a real differentiator that’s unique to Cyalume. And as the U.S. military operational tempo shifts from in-theater campaigns to more training by troops at home, we’re more confident than ever that our value proposition will drive significant growth in the consumption of our products using our technology to simulate explosions as we do with the 40 millimeter products will drive lot of demand as the military and law enforcement market look for realistic and improved ways to replicate the effects of live environments.

Thank you everybody for attending the call and I’ll speak with you soon.

Operator:  Ladies and gentlemen, this concludes today’s conference. You may now disconnect. Good day.